Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-40110, 333-139523, 333-148070 and 333-156188) of Altria Group, Inc. of our report dated June 12, 2009 relating to the financial statements and supplemental schedule of the Deferred Profit-Sharing Plan for Craft Employees, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Richmond, Virginia

June 23, 2009